Exhibit 99.2

               Pursuant to an Underwriting Agreement, dated February 11, 1999 (the "Underwriting Agreement"), among the MSCP Funds, the Foundation, Equant and Morgan Stanley & Co. International Limited, acting severally on behalf of themselves and the several Underwriters named therein, the MSCP Funds have agreed to sell an aggregate of 24,594,807 Common Shares to the Underwriters, subject to the terms and conditions set forth therein. Equant's Registration Statement on Form F-1 (File No. 333-9842) with respect to such Common Shares was declared effective by the Securities and Exchange Commission on February 11, 1999. The MSCP Funds believe that the Foundation has agreed to sell an aggregate of 23,705,193 Common Shares to the Underwriters pursuant to the Underwriting Agreement.